Exhibit 5.1
Nancy H. Wojtas
(650) 843-5819
nwojtas@cooley.com
September 24, 2008
Brocade Communications Systems, Inc.
1745 Technology Drive
San Jose, CA 95110
Ladies and Gentlemen:
We have acted as counsel for Brocade Communications Systems, Inc., a Delaware corporation (the “Company”), in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated as of July 21, 2008, among the Company, Falcon Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Foundry Networks, Inc., a Delaware corporation (the “Merger Agreement”). This opinion is being furnished in connection with a Registration Statement on Form S-4, File No. 333-153205 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 16,359,211 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), to be issued in connection with the Merger.
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and By-Laws, as currently in effect, and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. Our opinion is expressed only with respect to the laws of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of Foundry Networks, Inc. will have adopted the Merger Agreement, and (iii) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, which are being offered and sold by the Company in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, Cooley Godward Kronish LLP
By:	/s/ Nancy H. Wojtas
Nancy H. Wojtas

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